Exhibit 99.2

Third Quarter 2014 Earnings
October 23, 2014

Dear Shareholder,
I am pleased to share with you that we enjoyed another successful quarter. During the three and nine months ended September 30, 2014, we reported net income of $3.41 million and $10.28 million and earnings per common share of $0.44 and $1.33, respectively. During the quarter, total assets grew to $1.55 billion, and assets under management - which includes loans sold and serviced, and assets managed by our Investment and Trust Services Department of $665.58 million - increased to $2.22 billion. Our strong quarterly financial results enabled us to pay a $0.22 per common share cash dividend, which represented a 4.76% increase over the third quarter of 2013. We have recorded more than 30 consecutive years of dividend growth. Based on our average stock price of $23.53 for the month of September 2014, the annualized cash dividend yield was 3.74%.
Continued improvements in a variety of credit quality indicators have resulted in a reversal of provision for loan losses of $604,000 for the nine month period ended September 30, 2014. This provision reversal, along with an increase in gross loans, led to a reduction in the allowance for loan and lease losses in both amount and as a percentage of gross loans. Net loans charged-off during the first nine months of 2014 were $496,000 as compared to $1.20 million in the first nine months of 2013. Additionally, we continue to see reductions in loans classified as less than satisfactory. While we experienced reductions in net loans charged-off and in the overall level of loans classified as less than satisfactory, nonaccrual loans have increased since December 31, 2013. This increase was primarily the result of one loan, which is well collateralized and closely monitored by management.
While competition for high quality commercial loans continues to be intense, we were able to grow our commercial loan portfolio by $24.72 million in the first nine months of 2014 without relaxing underwriting standards. The growth in commercial and agricultural loans was partially offset by declines in both residential real estate loans of $18.90 million and consumer loans of $0.77 million, resulting in a net increase in total loans of $14.26 million for the year. The lack of demand for residential real estate loans continues to result in noticeable declines in loan fees and the gain on sale of mortgage loans.
Our net yield on interest earning assets remains at historically low levels which is a direct result of Federal Reserve Bank monetary policy. While we do anticipate that the Federal Reserve Bank will increase short term interest rates in 2015, we do not expect significant improvements in our margins as the rates paid on interest bearing liabilities will likely increase faster than those of interest earning assets. In the interim, net interest income will increase only through continued balance sheet growth.

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ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com

During the year, we completed renovations at our Ithaca and Shepherd branches and we began renovations at our Mission Street branch in Mt. Pleasant. Additionally, we recently completed an expansion at our Midland branch to accommodate an increased demand for core community banking services and to provide additional space for investment and trust services representatives. These improvements provide increased convenience and opportunities for our customers, which will enhance shareholder value.
As I mentioned in our last shareholder letter, our stock is now traded on the OTCQX for banks tier of OTC Market Group, Inc. (www.otcmarkets.com).  Our listing (ISBA) on this exchange along with our affiliation with Boenning & Scattergood, Inc. as a corporate market maker, has already contributed to an increase in shareholder value and we expect that this trend will continue.
To ensure that we can easily reach you with future correspondence, we have included below what our records reflect for your contact information. Please review the information provided for accuracy and provide us with any necessary updates.
On behalf of our Board and employees, I would like to thank you for your continued support. If you have questions or comments, please call me at (989) 779-6215 or email me at jevans@isabellabank.com.

Jae A. Evans, Chief Executive Officer
This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarter ended September 30, 2014, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.

Shareholder Contact Information
Please review the information below for accuracy and completeness. Please sign and return this completed letter by December 1, 2014. A postage paid envelope has been provided for your convenience.

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Thank You. Please call Shareholder Services with questions at (989) 779-6237 or (800) 651-9111.